Exhibit 10.23

AMENDMENT NUMBER FOUR
to the
SECOND AMENDED AND RESTATED
MASTER REPURCHASE AGREEMENT
dated as of January 29, 2016
among
BARCLAYS BANK PLC,
SUTTON FUNDING LLC
and
NATIONSTAR MORTGAGE LLC
This AMENDMENT NUMBER FOUR (this “Amendment”) is made as of this 30th day of October, 2017, by and among Barclays Bank PLC (“Purchaser” and “Agent”), Sutton Funding LLC (“Sutton”) and Nationstar Mortgage LLC (“Seller”), to that certain Second Amended and Restated Master Repurchase Agreement, dated as of January 29, 2016 (as amended by that certain Amendment Number One to the Second Amended and Restated Master Repurchase Agreement, dated as of June 24, 2016, Amendment Number Two to the Second Amended and Restated Master Repurchase Agreement, dated as of October 17, 2016, and Amendment Number Three to the Second Amended and Restated Master Repurchase Agreement, dated as of October 31, 2016, and as further amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among Seller, Purchaser and Sutton.
WHEREAS, Purchaser, Agent, Sutton and Seller desire to remove Sutton as a party to the Agreement;
WHEREAS, Purchaser, Agent, Sutton and Seller have agreed to amend the Repurchase Agreement as more particularly set forth herein;
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:
SECTION 1.Amendments. Effective as the Effective Date, the Repurchase Agreement is hereby amended as follows:
(a)    Sutton is hereby removed as a party to the Repurchase Agreement.

(b)    All references in the Repurchase Agreement to “Purchasers” shall be (i) deleted in their entirety and replaced with “Purchaser” and (ii) deemed to be references to Barclays in its capacity as Purchaser.

(c)    The Repurchase Agreement is hereby amended by adding the words “and MSR Facility Borrowed Amount” following the instances of “Aggregate EPF Purchase Price” in Sections 1, 3(b) and 10(b)(v) thereof.

(d)    Section 1 of the Repurchase Agreement is hereby amended by deleting the first sentence of the third paragraph in its entirety and replacing it with the following:

Barclays may from time to time, upon the terms and conditions set forth herein, agree to enter into transactions on a committed basis with respect to the Committed Amount and an uncommitted basis with respect to the Uncommitted Amount, in which Seller sells to Purchaser Eligible Assets (and transfers to Barclays the REO Asset), on a servicing-released basis, against the transfer of funds by Purchaser, with a simultaneous agreement by such Purchaser to transfer to Seller such Purchased Assets on a date certain not later than one year following such transfer, against the transfer of funds by Seller; provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price (less the sum of the Aggregate EPF Purchase Price and the MSR Facility Borrowed Amount) and (b) the Asset Base.

(e)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined terms “Sutton,” “Sutton Collection Account,” “Sutton Collection Account Control Agreement” and “Sutton Custodial Agreement” in their entirety.

(f)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined terms “Barclays Custodial Agreement,” “Collection Account,” “Collection Account Control Agreement,” “Custodial Agreement,” “Eligible Mortgage Loan,” “Maturity Date,” “Membership Certificate,” “Mortgage Loan,” “Seller Mortgage Loan Schedule” and “Transaction Notice” in their entirety and replacing them with the following:

“Barclays Custodial Agreement” means the DB Custodial Agreement, the ReconTrust Custodial Agreement or the U.S. Bank Custodial Agreement, as applicable.

“Collection Account” means the Barclays Collection Account.

“Collection Account Control Agreement” means the Barclays Collection Account Control Agreement.

“Custodial Agreement” means the Barclays Custodial Agreement.

“Eligible Mortgage Loan” means a Mortgage Loan that (i) satisfies each of the representations and warranties in Exhibit B to the Agreement in all material respects, (ii) if such Mortgage Loan is (a) a Ginnie Mae Mortgage Loan, Fannie Mae Mortgage Loan or Freddie Mac Mortgage Loan, it is in Strict Compliance with the eligibility requirements of the Ginnie Mae Program, Fannie Mae Program, or Freddie Mac Program, as applicable, or (b) an FHA Buyout Loan or HECM Buyout Loan, it meets the additional eligibility requirements as set forth in Exhibit I, (iii) contains all required documents in the Mortgage Loan File without exceptions unless otherwise waived by the Purchaser or permitted below, and (iv) meets each of the applicable Additional Eligible Loan Criteria.

“Maturity Date” means October 29, 2018.

“Membership Certificate” means a physical certificate evidencing a 100% beneficial ownership interest in the REO Subsidiary and registered in the name of Barclays.

“Mortgage Loan” means a Jumbo Mortgage Loan, a Second Lien Mortgage Loan, a Ginnie Mae Mortgage Loan, a Fannie Mae Mortgage Loan or a Freddie Mac Mortgage Loan.

“Seller Mortgage Loan Schedule” means the list of Purchased Assets proposed to be purchased by Purchaser, in the form of Exhibit H hereto, that will be delivered in an excel spreadsheet format by Seller to Agent, Purchaser and Custodian and attached by the Custodian to the related Certified Mortgage Loan Trust Receipt or related Trust Receipt, as applicable.

“Transaction Notice” means a written request of Seller to enter into a Transaction in a form attached as Exhibit C hereto or such other form as shall be mutually agreed upon between Seller and Purchaser, which is deemed to be delivered to the Purchaser in accordance with Section 3(c) herein.

(g)    Section 2 of the Repurchase Agreement is hereby amended by adding the following defined terms “Contract,” “Loan Agreement,” “MSR Facility Borrowed Amount,” “Obligor,” “OFAC,” “OFAC Lists” and “Second Lien Mortgage Loan” in their proper alphabetical sequence:

“Contract” means an agreement between an originator and any Obligor, pursuant to or under which such Obligor shall be obligated to pay for merchandise, insurance or services from time to time.

“Loan Agreement” means that certain Loan and Security Agreement, dated as of June 20, 2014, by and between the Seller, as borrower thereunder, and the Purchaser, as lender thereunder, as the same may be amended, modified or supplemented from time to time.

“MSR Facility Borrowed Amount” means the outstanding amount borrowed under the Loan Agreement, as of any date of determination.

“Obligor” means a Person obligated to make payments pursuant to a Contract; provided, that in the event that any payments in respect of a Contract are made by any other Person, such other Person shall also be deemed to be an Obligor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“OFAC Lists” has the meaning ascribed to it in Section 39(b).

“Second Lien Mortgage Loan” means a Mortgage Loan that is subject to a senior first lien on the related Mortgaged Property.

(h)    Section 3 of the Repurchase Agreement is hereby amended by deleting subsection 3(c) in its entirety and replacing it with the following:

(c)    Unless otherwise agreed, Seller shall request that Purchaser enter into a Transaction with respect to any Eligible Mortgage Loan by delivering to the indicated required parties (each, a “Required Recipient”) the required delivery items (each, a “Required Delivery Item”) set forth in the table below by the corresponding required delivery time (the “Required Delivery Time”), and such Transaction shall occur no later than the corresponding required purchase time (the “Required Purchase Time”):

Purchased Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
Eligible Mortgage Loans (other than Wet-Ink Mortgage Loans, FHA Buyout Loans, HECM Buyout Loans and Modified Loans)	Seller Mortgage Loan Schedule	No later than 3:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser and Custodian	No later than 5:00 p.m. (New York City time) on the requested Purchase Date
	For Correspondent Loans, the Correspondent Seller Release, duly executed and delivered by each applicable Correspondent Seller	No later than 3:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser
	The complete Mortgage Files to Custodian for each Mortgage Loan subject to such Transaction	No later than 3:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Custodian
AM Funded Wet-Ink Mortgage Loans	Seller Mortgage Loan Schedule	No later than 4:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser, Custodian and Disbursement Agent	No later than 9:00 a.m. (New York City time) on the requested Purchase Date
PM Funded Wet-Ink Mortgage Loans	Seller Mortgage Loan Schedule	No later than 1:00 p.m. (New York City time) on the requested Purchase Date	Purchaser, Custodian and Disbursement Agent	No later than 4:00 p.m. (New York City time) on the requested Purchase Date
Wet-Ink Mortgage Loans	(i) Seller Mortgage Loan Schedule and (ii) Wet-Ink Mortgage Loan Funding Report	No later than 2:00 p.m. (New York City time) on the requested Purchase Date	Purchaser and Custodian	No later than 4:00 p.m. (New York City time) on the requested Purchase Date
FHA Buyout Loans, HECM Buyout Loans and Modified Loans	Seller Mortgage Loan Schedule	No later than 10:00 a.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser and Custodian	No later than 5:00 p.m. (New York City time) on the requested Purchase Date

The date on which any notice pursuant to this Section 3(c) is given is known as the “Notice Date”. By submitting a Seller Mortgage Loan Schedule, Seller hereby agrees that it shall be deemed to have made all of the representations and warranties set forth in the form of Transaction Notice attached as Exhibit C hereto.

With respect to each Wet-Ink Mortgage Loan, immediately following the Purchase Date, Seller shall cause the related Settlement Agent to deliver to the Custodian the remaining documents in the Mortgage Loan File.

In addition, with respect to the purchase of any Eligible Mortgage Loans that are Wet-Ink Mortgage Loans, Seller shall deliver to Barclays and Custodian, no later than 5:00 p.m. (New York City time) one (1) Business Day prior to the proposed Purchase Date, the estimated Purchase Price (the “Estimated Purchase Price”) of the Wet-Ink Mortgage Loans to be purchased on such Purchase Date within a variance not to exceed $5,000,000 of the actual Purchase Price on such Purchase Date (the “Allowable Variance”).

(i)    Section 3 of the Repurchase Agreement is hereby amended by deleting the first paragraph of subsection 3(d) in its entirety and replacing it with the following:

(d)    Upon Seller’s request to enter into a Transaction pursuant to Section 3(c) and assuming all conditions precedent set forth in this Section 3 and in Sections 10(a) and (b) have been met, and provided no Default or Event of Default shall have occurred and be continuing, on the requested Purchase Date, Barclays shall, in the case of a Transaction with respect to the Committed Amount and may, in its sole discretion, in the case of a Transaction with respect to the Uncommitted Amount, purchase the Eligible Mortgage Loans, each included in the related Seller Mortgage Loan Schedule by transferring the Purchase Price (net of any related Structuring Fee or any other fees and expense then due and payable by Seller to the Purchaser pursuant to the Agreement) in accordance with the following wire instructions or as otherwise provided:

(j)    Section 3 of the Repurchase Agreement is hereby amended by deleting all references to “Sutton” in clauses 3(j)(ii) and 3(j)(iii) and replacing each reference with “Barclays”.

(k)    Section 4 of the Repurchase Agreement is hereby amended by deleting the words “and the related Transaction Notice” beginning on the fifth line.

(l)    Section 9 of the Repurchase Agreement is hereby amended by deleting subsection 9(a) in its entirety and replacing it with the following:

(a)    Seller and Purchaser intend that (other than for tax and accounting purposes) the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets. However, in order to preserve Purchaser’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, Seller hereby grants to the Purchaser a first priority security interest (or in the case of Second Lien Mortgage Loans, a second priority security interest, encumbered only by the first lien mortgage) in the related Purchased Assets. Seller acknowledges and agrees that its rights with respect to the Purchased Assets are and shall continue to be at all times junior and subordinate to the rights of the Purchaser hereunder.

(m)    Section 10 of the Repurchase Agreement is hereby amended by deleting the words “Transaction Notice and” in subclause 10(b)(i)(B).

(n)    Section 13 of the Repurchase Agreement is hereby amended by deleting the words “Transaction Notice” on the seventh line of subsection 13(m) and replacing them with “written notice to Agent”.

(o)    Section 14 of the Repurchase Agreement is hereby amended by deleting the first sentence of subsection 14(e) in its entirety and replacing it with the following:

Seller shall take all actions necessary or, in the opinion of Purchaser, desirable, to preserve the Purchased Assets so that they remain subject to a first priority perfected security interest hereunder (or in the case of Second Lien Mortgage Loans, a second priority perfected security interest, encumbered only by the first lien mortgage) and deliver evidence that such actions have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC1.

(p)    Section 16 of the Repurchase Agreement is hereby amended by deleting the defined term “Sutton Collection Account” in subsections 16(g) and 16(h) and replacing it with “Barclays Collection Account”.

(q)    Section 17 of the Repurchase Agreement is hereby amended by deleting subsection 17(k) and replacing it with the following:

(k)    This Agreement shall for any reason cease to create a valid first priority security interest (or in the case of Second Lien Mortgage Loans, a valid second priority security interest, encumbered only by the first lien mortgage) or ownership interest upon transfer in any material portion of the Purchased Assets purported to be covered hereby;

(r)    Section 17 of the Repurchase Agreement is hereby amended by deleting subsection 17(t) and replacing it with the following:

(t)    Failure by Servicer or Seller to remit when due Income payments or FHA claims payments with respect to an FHA Buyout Loan or HECM Buyout Loan sold to Barclays hereunder when such remittance is required to be made under the terms of this Agreement or such Mortgage Loan;

(s)    Section 34 of the Repurchase Agreement is hereby amended by deleting notice address information under “if to Purchaser” in its entirety and replacing it with the following:

if to Purchaser:            Barclays Bank PLC – Mortgage Finance
745 Seventh Avenue, 4th Floor
New York, New York 10019
Attention: Joseph O’Doherty
Telephone: (212) 412-5517
Facsimile: (212) 412-7333
E-mail: Joseph.o’doherty@barclays.com

with a copy to:

Barclays Bank PLC – Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019
Telephone: (212) 412-1494
Facsimile: (212) 412-1288

Barclays Capital – Operations
700 Prides Crossing
Newark, Delaware 19713

Attention: Brian Kevil
Telephone: (302) 286-1951
Facsimile: (646) 845-6464
Email: brian.kevil@barclays.com

(t)    The Repurchase Agreement is hereby amended by adding the following as a new Section 39 in its proper numerical sequence:
39.    USA PATRIOT ACT; OFAC AND ANTI-TERRORISM

Each of Purchaser and Agent hereby notifies the Seller that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (the “Act”), it is required to obtain, verify, and record information that identifies Seller, which information includes the name and address of Seller and other information that will allow Purchaser and Agent, as applicable, to identify the Seller in accordance with the Act. Accordingly, the Seller hereby represents and warrants to Purchaser and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to Purchaser and Agent that:

(a)    (i) None of the Seller, the Parent Company or any Originator, to the Seller’s actual knowledge, and director, officer, or employee of the Seller or any of its subsidiaries, or any Originator, to the Seller’s actual knowledge, of a Purchased Asset is named on the list of Specifically Designated Nationals maintained by OFAC or any similar list issued by OFAC (collectively, the “OFAC Lists”) or is located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC; (ii) no Person on the OFAC Lists owns a 50% or more equity interest in, directly or indirectly, or otherwise controls, the Seller, the Parent Company or any Originator, to the Seller’s actual knowledge; and (iii) to the knowledge of the Seller or any Originator, to the Seller’s actual knowledge, none of Purchaser or Agent is precluded, under the laws and regulations administered by OFAC, from entering into this Agreement or any transactions pursuant to this Agreement with the Seller or any Originator, to the Seller’s actual knowledge, due to the ownership or control by any person or entity of stocks, shares, bonds, debentures, notes, drafts or other securities or obligations of the Seller or any Originator, to the Seller’s actual knowledge.

(b)    (i) Neither the Seller nor any Originator, to the Seller’s actual knowledge, will conduct business with or engage in any transaction with any Obligor that the Seller or any Originator, to the Seller’s actual knowledge, knows or should reasonably be expected to know that, after reasonable due diligence, (x) is named on any of the OFAC Lists or is located, organized, or resident in a country or territory that is, or whose government currently is, the target of countrywide sanctions imposed by OFAC; (y) is owned 50% or more, directly or indirectly, or otherwise controlled, by a Person named on any OFAC List; (ii) if any of the Seller or any Originator, to the Seller’s actual knowledge, obtains actual knowledge or should reasonably be expected to know, after reasonable due diligence, that any Obligor is named on any of the OFAC Lists or that any Person named on an OFAC List owns a 50% or more equity interest in, directly or indirectly, or otherwise controls, the Obligor, or the Seller or any Originator, to the Seller’s actual knowledge, as applicable, Seller will give prompt written notice to Purchaser and Agent of such fact or facts; and (iii) the Seller and any Originator, to the Seller’s actual knowledge, will (x) comply at all times with the requirements of the Economic and Trade Sanctions and Anti-Terrorism Laws applicable to any transactions, dealings or other actions relating to this Agreement, except to the extent such non-compliance does not result in a violation of applicable law by any of Purchaser or Agent and (y) will, upon Purchaser’s or

Agent’s reasonable request from time to time during the term of this Agreement, deliver a certification confirming its compliance with the covenants set forth in this Section 39.

(u)    The Repurchase Agreement is hereby amended by adding the following as a new Section 40 in its proper numerical sequence:

40.    CONTRACTUAL RECOGNITION OF UK STAY IN RESOLUTION

(a)Where a resolution measure is taken in relation to any BRRD undertaking or any member of the same group as that BRRD undertaking and that BRRD undertaking or any member of the same group as that BRRD undertaking is a party to this Agreement (any such party to this Agreement being an “Affected Party”), each other party to this Agreement agrees that it shall only be entitled to exercise any termination right under this Agreement against the Affected Party to the extent that it would be entitled to do so under the Special Resolution Regime if this Agreement were governed by the laws of any part of the United Kingdom.
(b)For the purpose of this Section 40, “resolution measure” means a ‘crisis prevention measure’, ‘crisis management measure’ or ‘recognised third-country resolution action’, each with the meaning given in the “PRA Rulebook: CRR Firms and Non-Authorised Persons: Stay in Resolution Instrument 2015”, as may be amended from time to time (the “PRA Contractual Stay Rules”), provided, however, that ‘crisis prevention measure’ shall be interpreted in the manner outlined in Rule 2.3 of the PRA Contractual Stay Rules ; “BRRD undertaking”, “group”, “Special Resolution Regime” and “termination right” have the respective meanings given in the PRA Contractual Stay Rules.
(v)    Exhibit B of the Repurchase Agreement is hereby amended by deleting subsections (d), (e) and (u) in their entirety and replacing them with the following:

(d)    The improvements on the land securing such Mortgage Loan are and will be kept insured at all times by responsible insurance companies reasonably acceptable to Purchaser and the Applicable Agency against fire and extended coverage hazards under policies, binders or certificates of insurance with a standard mortgagee clause in favor of Seller and its assigns, providing that such policy may not be canceled without prior notice to Seller. Any proceeds of such insurance shall be held in trust for the benefit of Purchaser. The scope and amount of such insurance shall satisfy the rules, requirements, guidelines and announcements of the Applicable Agency, and shall in all cases be at least equal to the lesser of (A) the principal amount of such Mortgage Loan and, with respect to a Second Lien Mortgage Loan, the principal amount of the prior mortgage loan or (B) the maximum amount permitted by applicable law, and shall not be subject to reduction below such amount through the operation of a coinsurance, reduced rate contribution or similar clause;

(e)    Each Mortgage is a valid first lien or, with respect to a Second Lien Mortgage Loan, a valid second lien on the Mortgaged Property and is covered by an attorney’s opinion of title acceptable to the Applicable Agency or by a policy of title insurance on a standard ALTA or similar lender’s form (or a binding commitment therefor) in favor of Seller and its assigns, subject only to exceptions permitted by the applicable Agency Program. Seller shall hold for the benefit of Purchaser such policy of title insurance, and, upon request of Purchaser, shall immediately deliver such policy to the Purchaser or to the Custodian on behalf of the Purchaser;

(u)    Each Mortgage Loan has been fully disbursed and is secured by a first lien or, with respect to a Second Lien Mortgage Loan, second lien on an underlying property as a “closed-end” Mortgage Loan with no further disbursements required by any party;

(w)    Exhibit C of the Repurchase Agreement is hereby amended by deleting each instance of the defined term “Sutton” and replacing each with “Barclays”.

(x)    Exhibit I of the Repurchase Agreement is hereby amended by deleting the word “Sutton’s”.

SECTION 2.Fees and Expenses. Seller agrees to pay to Purchaser all fees and out of pocket expenses incurred by Purchaser and Agent in connection with this Amendment, including all reasonable fees and out of pocket costs and expenses of the legal counsel to Purchaser and Agent incurred in connection with this Amendment, in accordance with Section 23(a) of the Repurchase Agreement.
SECTION 3.Defined Terms. Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Repurchase Agreement.
SECTION 4.Conditions to Effectiveness of this Amendment. This Amendment shall become effective on the day (the “Effective Date”) when Seller shall have paid or delivered, as applicable, to Purchaser all of the following fees, expenses, documents and instruments, each of which shall be in form and substance acceptable to Purchaser:
(a)    all accrued and unpaid fees and expenses owed to Purchaser in accordance with the Facility Documents, in each case, in immediately available funds, and without deduction, set-off or counterclaim;

(b)    a copy of this Amendment duly executed by each of the parties hereto;

(c)    a copy of (i) the Amendment Number Twelve to the Mortgage Loan Participation Purchase and Sale Agreement, dated as of the date hereof, (ii) the Amendment Number Three to the Second Amended and Restated Master Repurchase Agreement Pricing Side Letter, dated as of the date hereof (the “Amendment No. 3”), (iii) the Amendment Number Four to the Pricing Side Letter to the Loan and Security Agreement, dated as of the date hereof, and (iv) the Amendment Number Eight to the Loan and Security Agreement, dated as of the date hereof, in each case duly executed by each of the parties thereto;

(d)    the first installment of the Renewal Fee (as defined in Amendment No. 3);

(e)    an opinion of counsel as to Barclays’ perfected security interest in the Membership Certificate; and

(f)    any other documents reasonably requested by Purchaser or Agent on or prior to the date hereof.

SECTION 5.Limited Effect. Except as amended hereby, the Repurchase Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Repurchase Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Repurchase

Agreement, any reference in any of such items to the Repurchase Agreement being sufficient to refer to the Repurchase Agreement as amended hereby.
SECTION 6.Representations. In order to induce Purchaser and Agent to execute and deliver this Amendment, Seller hereby represents to Purchaser and Agent that as of the date hereof, (i) Seller is in full compliance with all of the terms and conditions of the Program Documents and remains bound by the terms thereof, and (ii) no Default or Event of Default has occurred and is continuing under the Program Documents.
SECTION 7.Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Sections 5-1401 and 5‑1402 of the New York General Obligations Law which shall be applicable).
SECTION 8.Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.
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IN WITNESS WHEREOF, Purchaser, Agent, Sutton and Seller have caused their names to be duly signed to this Amendment by their respective officers thereunto duly authorized, all as of the date first above written.
BARCLAYS BANK PLC,
as Purchaser and Agent
By: /s/ Ellen Kierman
Name: Ellen Kierman
Title: Director
SUTTON FUNDING LLC,
By:/s/ Ellen Kierman
Name: Ellen Kierman
Title: Vice President
NATIONSTAR MORTGAGE LLC,
as Seller
By: /s/ Jeffrey Neufeld
Name: Jeffrey Neufeld
Title: Senior Vice President & Treasurer